CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Disclosure of Portfolio Holdings Policies and Procedures” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information of SunAmerica Equity Funds, which is included in the Post-Effective Amendment Number 44 to the Registration Statement (Form N-1A No. 33-8021).

ERNST & YOUNG LLP

Houston, Texas

April 27, 2006